SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number  1-8490

                                   Alamco,Inc.
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            (Exact name of registrant as specified in its charter)

       200 West Main Street, Clarksburg, West Virginia 26301 (304)623-6671
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock, $.10 par value per share
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           (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [ ]              Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(i)  [ ]              Rule 12h-3(b)(2)(ii)  [ ]
             Rule 12g-4(a)(2)(ii)  [ ]                   Rule 12h-3(b)(3) [X]
              Rule 12h-3(b)(1)(i)  [ ]                        Rule 15d-6  [ ]

      Approximate number of holders of record as of the certification or notice date: one

      Pursuant to the requirements of the Securities Exchange Act of 1934, Alamco, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 7, 1997                     By: /s/ John L. Schwager
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                                              John L. Schwager
                                              President and Chief Executive
                                              Officer